Exhibit 4.6
ZHOU XIN
and
SHANGHAI TIAN ZHUO ADVERTISING CO., LTD.
and
SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD.

EQUITY TRANSFER EXCLUSIVE OPTION AGREEMENT
in respect of
SHANGHAI TIAN ZHUO ADVERTISING CO., LTD.

April 1, 2008

Equity Transfer Exclusive Option Agreement
This Equity Transfer Exclusive Option Agreement (the “Agreement”) is entered into in Shanghai, the People’s Republic of China (the “PRC”) as of April 1, 2008 by and among the following Parties:
(1)	Zhou Xin, a PRC citizen (identity card number: , hereinafter, the “Existing Shareholder”)
(2)
Shanghai Tian Zhuo Advertising Co., Ltd., a limited liability company incorporated and existing under the PRC law, with its registered address at Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai (hereinafter, the “Company”); and

(3)
Shanghai CRIC Information Technology Co., Ltd., a wholly foreign-owned enterprise incorporated and existing under the PRC law, with its legal address at Room 308, Technology Tower A, No. 149 Yanchang Road, Shanghai (hereinafter, the “WFOE”).

(In this Agreement, each Party shall be referred to individually as a “Party” or collectively, as the “Parties”.)
Whereas,
(1)
The Existing Shareholder is the registered shareholder of the Company, and owns lawfully 100% equity interest in the Company. Its capital contributions to and shareholding in the Company Registered Capital as of the date hereof are set forth in Appendix I attached hereto.

(2)
Subject to applicable PRC Law, The Existing Shareholder intends to transfer to the WFOE and/or its designated entity or individual all the equity interest in the Company owned by the Existing Shareholder, and the WFOE intends to accept such transfer.

(3)
In order to consummate the aforesaid equity transfer, the Existing Shareholder agrees to grant the WFOE an irrevocable option for equity transfer (the “Transfer Option”), under which the Existing Shareholder shall, as required by the WFOE and subject to the PRC Law, transfer the Option Equity (as defined below) to the WFOE and/or its designated entity or individual in accordance with this Agreement.

(4)	The Company agrees that the Existing Shareholder grants the WFOE the Transfer Option in accordance with this Agreement.

The Parties hereby agree as follows upon mutual negotiations:
Article 1 Definitions
1.1	Unless otherwise required in the context, the following terms in this Agreement shall have the following meanings:

“Agent”	has the meaning as provided in Article 3.7.

“Business Permits”
means any approvals, permits, filings, registrations, etc. which are necessary for the lawful and effective operation by the Company of its advertising design, producing, agency, release, computer technology development, technical services, technical consulting, sale of computer, software and supporting equipment and electrical products and all other businesses, including without limitation to the Business License of the Enterprise Legal Person, the Tax Registration Certificate, and other relevant licenses and permits as required by the then PRC Law;

“Confidential Information”	has the meaning as provided in Article 8.1.

“Defaulting Party”	has the meaning as provided in Article 11.1.

“Default”	has the meaning as provided in Article 11.1.

“Exercise Notice”	has the meaning as provided in Article 3.5.

“Company Registered Capital”	means the registered capital of one million Renminbi as of the date hereof, i.e., RMB1,000,000, and includes any increased registered capital within the term of this Agreement.

“Company Assets”
means all tangible and intangible assets which the Company owns or is entitled to use within the term of this Agreement, including but not limited to any fixed and moveable assets, and intellectual property rights such as trademarks, copyrights, patents, know-how, domain names and software use rights;

“Material Agreement”
means any agreement to which the Company is a party and which has material impact on the business or the assets of the Company, including without limitation to the Exclusive Technology License and Service Agreement entered into by and between the Company and the WFOE and other agreements related to the business of the Company.

“Non-defaulting Party”	has the meaning as provided in Article 11.1.

“Option Equity”	means the 100% equity interest owned by the Existing Shareholder in the Company Registered Capital.

“PRC Law”	means the then effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the PRC.

“Power of Attorney”	has the meaning as provided in Article 3.7.

“Rights”	has the meaning as provided in Article 12.5

“Shareholding Limit”	has the meaning as provided in Article 3.2.

“Transferred Equity”
means the equity to which the WFOE or its designated entity or individual is entitled to acquire from the Existing Shareholder when exercising its Transfer Option (the “Exercise ”) in accordance with Article 3.2 hereof, the amount of which may be all or part of the Option Equity and shall be determined by the WFOE at its own discretion in accordance with the then valid PRC Law and its commercial needs.

“Transfer Price”
means all the considerations which the WFOE or its designated entity or individual is obliged to pay to the Existing Shareholder for the Transferred Equity in each Exercise in accordance with Article 4 hereof.

1.2
Any PRC Law referred to herein shall (1) include the amendments, changes, supplements and reenactments thereto, irrespective of whether they take effect before or after the execution of this Agreement; and (2) include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Unless otherwise specified hereof, all references to an article, clause, item or paragraph shall refer to the relevant part hereof.
Article 2 Grant of Transfer Option
2.1
The Existing Shareholder hereby agrees to grant the WFOE an irrevocable and unconditional Transfer Option, under which the WFOE shall, subject to the PRC Law, be entitled to require the Existing Shareholder to transfer the Option Equity to the WFOE or its designated entity or individual in such methods as set forth herein. The WFOE also agrees to accept such Transfer Option.

2.2	The Company hereby agrees that the Existing Shareholder grants such Transfer Option to the WFOE according to Article 2.1 above and other provisions hereunder.
Article 3 Method for Exercise of Option
3.1	Subject to the PRC Law, the WFOE shall have the sole discretion in deciding the schedule, method and times of its Exercise.
3.2
Provided that the then PRC Law permits the WFOE and/or its designated entity or individual to hold the total equity of the Company, the WFOE is entitled to elect to exercise all of its Transfer Option in a lump sum to have the WFOE and/or other entity or individual designated by it to acquire all the Option Equity from the Existing Shareholder in a lump sum; if the then PRC Law only permits the WFOE and/or other entity or individual designated by it to hold part of the equity in the Company, the WFOE shall be entitled to decide the amount of the Transferred Equity within the upper limit of shareholding percentage stipulated by the then PRC Law (the “Shareholding Limit”), and have the WFOE and/or other entity or individual designated by it to acquire such amount of Transferred Equity from the Existing Shareholder. In the latter circumstance, the WFOE is entitled to exercise its Transfer Option in installments alongside the gradual deregulation on the upper Shareholding Limit under the PRC Law until its acquisition of all Option Equity.

3.3
In each Exercise, the WFOE shall have the right to decide the amount of the Transferred Equity to be transferred by the Existing Shareholder to the WFOE and/or other entity or individual designated by it in such Exercise, and the Existing Shareholder shall transfer such amount of Transferred Equity decided by the WFOE to the WFOE and/or other entity or individual designated by it. The WFOE and/or other entity or individual designated by it shall pay the Transfer Price to the Existing Shareholder for the Transferred Equity acquired in each Exercise.

3.4	In each Exercise, the WFOE may acquire the Transferred Equity by itself or designate any third party to acquire all or part of the Transferred Equity.
3.5
Upon its decision of each Exercise, the WFOE shall issue to the Existing Shareholder a notice on the exercise of the Transfer Option (the “Exercise Notice”, the form of which is set out as Appendix II hereto). The Existing Shareholder shall, upon receipt of the Exercise Notice, and in accordance with the Exercise Notice, promptly transfer all the Transferred Equity in a lump sum to the WFOE and/or other entity or individual designated by the WFOE in such method as provided in Article 3.3.

3.6	The Existing Shareholder hereby represents and warrants that once the WFOE issues the Exercise Notice:
(1)
he shall immediately convene a shareholders’ meeting to pass a resolution and take all other necessary actions to consent to the transfer of all Transfer Equity to the WFOE and/or its designated entity or individual at the Transfer Price;

(2)
he shall immediately enter into an equity transfer agreement with the WFOE and/or its designated entity or individual for transfer of all Transferred Equity to the WFOE and/or its designated entity or individual at the Transfer Price; and

(3)
he shall provide the WFOE with necessary support required by the WFOE and in accordance with the laws and regulations (including providing and executing all relevant legal documents, obtaining all government approvals and carrying out registration procedures and assuming all relevant obligations), so as to ensure that the WFOE and/or its designated entity or individual acquire all Transferred Equity free and clear of any legal defect.

3.7
Together with the execution of this Agreement, the Existing Shareholder shall enter into a Power of Attorney (the “Power of Attorney”, the form of which is set out as Appendix III hereto), entrusting any person designated by the WFOE (hereinafter the “Agent”) to, in accordance with this Agreement, enter into on his behalf, any and all necessary legal documents so as to ensure that the WFOE and/or its designated entity or individual acquire all Transferred Equity free and clear of any legal defect. Such Power of Attorney shall be under the custody of the WFOE and the WFOE may, at any time if necessary, require the Existing Shareholder to enter into multiple copies of the Power of Attorney and submit the Power of Attorney to the relevant government authority. When and only when a written notice is issued by the WFOE to the Existing Shareholder for removal of the Agent, the Existing Shareholder shall immediately revoke the entrustment of the existing Agent, and entrust any other person then designated by the WFOE to, and in accordance with this Agreement, enter into on his behalf any and all necessary legal documents. The new Power of Attorney shall supersede the previous one once it is executed. Except for the above circumstances, the Existing Shareholder shall not revoke the Power of Attorney issued to the Agent.

Article 4 Transfer Price
Upon each Exercise by the WFOE, the Transfer Price payable by the WFOE or its designated entity or individual to the Existing Shareholder shall be one Renminbi (RMB1.00) or other price as agreed by the Parties in writing. If at that time there is any compulsory requirement on the Transfer Price under the PRC Law, the WFOE or its designated entity or individual shall be entitled to adopt the minimum price allowed under the PRC Law as the Transfer Price.
Article 5 Representations and Warranties
5.1	The Existing Shareholder hereby represents and warrants as follows, and such representations and warranties shall remain effective as if they are made as of the date of transfer of the Option Equity:
5.1.1
The Existing Shareholder is a PRC citizen with full capacity, full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.1.2
The Company is a limited liability company duly registered and validly existing under the RPC Law, with an independent corporate legal person status. The Company has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions.

5.1.3
The Existing Shareholder has full power and authority to execute and deliver this Agreement and all other documents related to the transaction contemplated herein which are to be executed by him, and has the full power and authority to complete the transaction set forth herein.

5.1.4
This Agreement has been duly and lawfully executed and delivered by the Existing Shareholder and is legally binding upon the Existing Shareholder and enforceable against him in accordance with the terms hereof.

5.1.5
The Existing Shareholder is the registered legal owner of the Option Equity as of the date hereof, and there is no lien, pledge, claim, other encumbrances or third party rights on the Option Equity except for the rights created by this Agreement, the Equity Pledge Agreement between the Existing Shareholder and the WFOE, and the Shareholder’s Voting Rights Proxy Agreement among the Existing Shareholder, the WFOE and the Company. In accordance with this Agreement, the WFOE and/or its designated entity or individual shall, upon the Exercise of Option, obtain the good title to the Transferred Equity free and clear of any lien, pledge, claim, other encumbrances or third party rights.

5.2	The Company hereby represents and warrants as follows:
5.2.1
The Company is a limited liability company duly registered and validly existing under the RPC Law, with an independent corporate legal person status. The Company has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions.

5.2.2
The Company has full internal power and authority to execute and deliver this Agreement and all other documents relevant to the transaction set forth herein and to be executed by it, and has the full power and authority to complete the transaction contemplated herein.

5.2.3	This Agreement has been duly and lawfully executed and delivered by the Company and is legally binding upon the Company.

5.2.4
The Existing Shareholder is the only registered legal owner of the Option Equity as of the date hereof. In accordance with this Agreement, the WFOE and/or its designated entity or individual shall, upon the Exercise, obtain the good title to the Transferred Equity free and clear of any lien, pledge, claim, other encumbrances and third party rights.

5.2.5
The Company has obtained complete Business Permits necessary for its operations as of the execution of this Agreement. The Company shall be fully entitled and qualified to operate within PRC all of its business. The Company has been engaged in lawful business since its incorporation and there is no violation or potential violation of the regulations and requirements set forth by the departments of commerce and industry, tax, quality supervision, labor protection, social security and other government authorities or any dispute with respect to breach of contract.

Article 6 Undertakings of the Existing Shareholder
The Existing Shareholder hereby undertakes as follows:
6.1
He shall take all necessary measures within the term of this Agreement to ensure that the Company is able to obtain all Business Permits necessary for its business and the validity of all such Business Permits at any time.

6.2	Within the term of this Agreement, without the prior written consent by the WFOE:
6.2.1	the Existing Shareholder may not transfer or otherwise dispose of, or create any encumbrance or other third party rights on, any Option Equity;

6.2.2	he may not increase or decrease the registered capital in the Company;

6.2.3	he may not, or cause the management and/or the board of directors of the Company to, dispose of any of the Company Assets (except for those occur in the ordinary course of business);

6.2.4
he may not, or cause the management and/or the board of directors of the Company to, terminate any Material Agreements entered into by the Company or enter into any other Material Agreements in conflict with the existing Material Agreements;

6.2.5	he may not appoint or dismiss any director, supervisor or any other management members of the Company who should be appointed or dismissed by the Existing Shareholder;

6.2.6	he may not cause or agree the Company to declare or distribute any distributable profit, bonus or dividend;

6.2.7	he shall ensure the valid existing of the Company and prevent it from being terminated, liquidated or dissolved;

6.2.8	he may not cause or agree the Company to amend the Articles of Association of the Company; and

6.2.9
he shall ensure that the Company shall not lend or borrow any loan, or provide guarantee or other forms of security arrangements, or undertake any material obligations other than in the ordinary course of business.

6.3
The Existing Shareholder shall use his best efforts within the term of this Agreement to develop the business of the Company, and ensure its operations are in compliance with laws and regulations, and he will not be engaged in any actions or omissions which may harm the Assets or the goodwill of the Company or affect the validity of its Business Permits.

Article 7 Undertakings of the Company
7.1
If the consent, permit, waiver, authorization of any third party or the approval, permit, exemption, or any registration or filing (if legally required) with any government authority is necessary for the execution and performance of this Agreement and the grant of the Transfer Option herein, the Company will use its best efforts to assist in the fulfillment of the above conditions.

7.2
Without the prior written consent of the WFOE, the Company shall not assist or permit the Existing Shareholder to transfer, or otherwise dispose of, or create any encumbrances or third party rights on, any Option Equity.

7.3	The Company shall not conduct or permit any activities or actions which may adversely affect the interest of the WFOE under this Agreement.
Article 8 Confidentiality
8.1	Whether this Agreement is terminated or not, the Existing Shareholder shall be obliged to keep confidential the following information (hereinafter collectively the “Confidential Information”):
(1)	the execution, performance and the contents of this Agreement;

(2)	the business secrets, proprietary information and customer information in relation to the WFOE known to or received by him in connection with the execution and performance of this Agreement; and

(3)	the business secrets, proprietary information and customer information in relation to the Company known to or received by him as a shareholder of the Company.
The Existing Shareholder may use such Confidential Information only for the performance of his obligations hereunder. The Existing Shareholder may not disclose the above Confidential Information to any third party without the written consent from the WFOE; otherwise he shall be liable for breach of contract and indemnify the relevant losses.
8.2
Upon termination of this Agreement, the Existing Shareholder shall, when required by the WFOE, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and stop the usage of such Confidential Information.

8.3	Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 9 Term of Agreement
This Agreement shall become effective as of the date of formal execution by the Parties, and shall remain valid until all the Option Equity has been legally transferred to the WFOE and/or its designated entity or individual in accordance with the provisions hereof.
Article 10 Notices
10.1	Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be delivered to the relevant Party in writing.
10.2
The aforementioned notice or other correspondence shall be deemed to have been delivered upon delivery when it is transmitted by facsimile or telex; or upon handover to the receiver when it is delivered in person; or on the fifth (5) day after posting when it is delivered by mail.

Article 11 Default Liability
11.1
The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform any obligation hereunder, such breach or failure shall constitute a default under this Agreement (hereinafter a “Default”), any of the other Parties without default (hereinafter the “Non-defaulting Party”) is entitled to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days following the written notice issued by the Non-defaulting Party and the rectification requirement, and in case the Defaulting Party is the Existing Shareholder or the Company, the Non-defaulting Party shall be entitled to decide, at its own discretion: (1) to terminate this Agreement and require the Defaulting Party to indemnify all the damages, or (2) to request the Defaulting Party to continue the performance of its obligations hereunder and require the Defaulting Party to indemnify all the damages; in case the Defaulting Party is the WFOE, the Non-defaulting Party is entitled to request the Defaulting Party to continue the performance of its obligations hereunder, and require the Defaulting Party to indemnify all the damages.

11.2	The Parties agree and confirm that in no circumstances shall the Existing Shareholder and the Company demand for termination of this Agreement with any cause.

11.3	The rights and remedies set out herein shall be cumulative, and shall not preclude any other rights or remedies provided by law.
11.4	Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.
Article 12 Miscellaneous
12.1	This Agreement is made in Chinese in three (3) counterparts with each Party retaining one copy.
12.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.
12.3
Any dispute arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if no agreement regarding such dispute can be reached by the Parties within thirty (30) days upon its occurrence, such dispute shall be submitted to Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on all Parties.

12.4
Any rights, powers and remedies entitled to any Party by any provision herein shall not preclude any other rights, powers and remedies entitled to such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies.

12.5
No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with the laws (hereinafter the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of such Rights shall not preclude its exercise of such Rights in other ways or its exercises of any other Rights.

12.6	The headings herein are for reference only, and shall not be used for or affect the interpretation of the provisions hereof.
12.7
Each term contained herein shall be severable and independent from other provisions, and if at any time any term or terms herein are held invalid, illegal or unenforceable, the validity, legality or enforceability of all other provisions herein shall not be affected as a result thereof.

12.8
This Agreement shall, upon execution, supersede any other legal documents executed by the Parties with respect to the same subject hereof. Any amendments or supplements to this Agreement shall be made in writing and shall become effective upon due execution by the Parties hereto.

12.9
The Existing Shareholder or the Company shall not assign any of its rights and/or obligations hereunder to any third party without the prior written consent from the WFOE, and the WFOE is entitled to assign any of its rights and/or obligations hereunder to any of its designated third party upon notice to the Existing Shareholder and the Company.

12.10	This Agreement shall be binding on the legal successors of each Party.
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[Execution Page]
IN WITNESS WHEREOF, the Parties have caused this Equity Transfer Option Agreement to be executed as of the date and in the place first set forth above.

Zhou Xin

Signature:	/s/ Zhou Xin

Shanghai Tian Zhuo Advertising Co., Ltd.
(Company chop)

Signature:	/s/ Shanghai Tian Zhuo Advertising Co., Ltd.

Name:
Position:
Shanghai CRIC Information Technology Co., Ltd.
(Company chop)

Signature:	/s/ Shanghai CRIC Information Technology Co., Ltd.

Name:
Position:

Appendix I:
Basic Information of the Company
Company Name: Shanghai Tian Zhuo Advertising Co., Ltd.
Registered Address: Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai
Registered Capital: One Million Renminbi
Legal Representative: Zhou Xin
Equity Structure:

	Registered Capital	Percentage of
Shareholder’s Name	(RMB)	Contribution

Zhou Xin	One million Renminbi	100%
Total	One million Renminbi	100%

Financial Year:	1 January to 31 December of a calendar year

Appendix II:
Form of the Option Exercise Notice
To: Zhou Xin
Reference is made to the Equity Transfer Option Agreement dated as of April 1, 2008 (hereinafter the “Option Agreement”) by and among you, Shanghai Tian Zhuo Advertising Co., Ltd. (the “Company”) and our company, pursuant to which you shall, upon request by our company and pursuant to the PRC laws and regulations, transfer the equity interest owned by you in the Company to our company or any third party designated by our company.
Therefore our company hereby issues this Notice to you as follows:
Our company hereby requests the exercise of the Transfer Option under the Option Agreement and that the equity interest you owned corresponding to  _____% of the equity of the Company (hereinafter the “Proposed Transferred Equity”) be transferred to our company/[name of company/individual] designated by our company. You are required to promptly transfer all the Proposed Transferred Equity to our company/[name of designated company/individual] upon receipt of this Notice in accordance with the agreed terms in the Option Agreement.
Best regards,

Shanghai CRIC Information Technology Co., Ltd.

(Company chop)

Authorized Representative:
Date:

Appendix III:
Form of the Power of Attorney
I,           , hereby irrevocably entrust                                          [identity card number                                         ] to sign the Equity Transfer Agreement among Shanghai Tian Zhuo Advertising Co., Ltd., Shanghai CRIC Information Technology Co., Ltd. and myself regarding the transfer of equity interest in Shanghai Tian Zhuo Advertising Co., Ltd., and other related legal documents on my behalf as my authorized trustee.

Zhou Xin
Signature:

Date: